UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2004

SanDisk Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26734	77-0191793

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Caspian Court, Sunnyvale, California 94089

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 542-0500

N/A

(Former name or former address, if changed since last report)

ITEM 5. Other Events.

     On July 14, 2004, SanDisk Corporation (the “Registrant”) held a webcast/conference call to report its financial results for its second quarter and six months ended June 27, 2004. The following financial guidance was given by the Registrant during the webcast/conference call with respect to its fiscal quarter ending September 26, 2004.

     The Registrant provided the following business outlook:

•	Modest increase in units, megabytes and revenues in Q3.

•	Overall price decline for Q3 similar to the price decline of Q2.

•	Total revenue for Q3 of $440 — $460 million.

•	License & royalty revenue in Q3 to be approximately the same as in Q2.

•	Product gross margins in the range of 30% — 32%, reflecting the forecasted Q3 price decline as well as forecasted startup costs associated with ramping 200-millimeter, 90-nanometer production in Q3.

•	Operating expenses in Q3 of approximately $73 — $75 million as investments in Fab 3, new product development, and corporate branding continue.

•	Operating margin range in Q3 of 20% — 22%.

•	Tax rate in Q3 remaining at approximately 37%, and shares for EPS expected to increase by approximately 3 million shares based upon new issuances and the option profile.

•	Cash outlays related to capacity expansion to increase in the second half of the year. Q3 outlays to relate to the 200-millimeter, 90-nanometer capacity expansion at FlashVision, and initial outlays related to the 300-millimeter Fab 3 in Q4.

•	Direct purchase of capital equipment in Q3 related to 90-nanometer expansion of 200-millimeter fab supporting production capacity incremental to the 50% joint venture allocation. These assets to be recorded on the balance sheet and some purchases to be accounted for directly rather than through the joint venture.

•	Total capital equipment purchases in Q3 of approximately $115 million, of which approximately $100 million will be for the equipment related to the 200-millimeter fab expansion and approximately $15 million will be for other SanDisk tooling, test equipment and IT infrastructure.

•	Loan in Q3 of approximately $15 million to the joint venture, representing the 50% contribution toward expansion cash requirements. Total cash usage of approximately $130 million in Q3 for internal and joint venture expansion. Investment of approximately $75 million related to the 200 and 300-millimeter fabs and other capital requirements expected in Q4. Some of this will show as SanDisk capital purchases and some will be shown as loans to or investments in joint ventures.

•	Total expected outlay for capital expansion in the second half of 2004 is approximately $205 million, bringing total 2004 expenditures for capital expansion to $250 million.

•	It is premature to talk about the markets in 2005. These are price elastic markets expected to basically be in balance between supply and demand in the coming years. In 2005 we expect strong growth primarily due to camera phones, multimedia handsets and USB drives, perhaps leading to a supply constraint situation at the end of 2005, but the trend is very, very positive and we are very optimistic, including at the end of 2005.

     This Form 8-K contains certain forward-looking statements, including statements about the Registrant’s business outlook, expectations for technological advancements, capacity plans, future revenues, average selling prices, margins, earnings, operating expenses, capital equipment expenditures, license and royalty revenues and tax rates that are based on the Registrant’s current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect the Registrant’s business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: fluctuations in the Registrant’s operating results, market demand for the Registrant’s products may grow more slowly than the Registrant’s expectations or a slower adoption rate for these products in new markets that the Registrant is targeting, fluctuations in operating results, unexpected yield variances and longer than expected low yields and other possible delays related to the Registrant’s conversion to 90 nanometer NAND flash technology, any interruption of or delay in supply from any of the semiconductor manufacturing facilities that supply products to the Registrant, the Registrant’s inability to make additional planned smaller geometry conversions in a timely manner, future average selling price erosion that may be more severe than the Registrant’s expectations due to possible excess industry capacity of flash memory either from existing suppliers or from new competitors, product introductions or increased market penetration by competitors, decreased demand, price increases from non-captive flash memory sources and third-party subcontractors, higher than expected operating expenses due to unanticipated hiring and marketing expenses, higher than anticipated capital expenditures due to unexpected outlays for test equipment and FlashVision, adverse global economic and geo-political conditions, including adverse currency exchange rates, the timely development, internal qualification and customer acceptance of new products that are based on the 90 nanometer NAND technology, fluctuations in license and royalty revenues, higher than anticipated tax rates, business interruption due to earthquakes or other natural disasters, particularly in the Pacific Rim where the Registrant manufactures and assembles the majority of its products, further impairment of the Registrant’s investments in Tower Semiconductor Ltd. due to any decline in stock valuations, and the other risks detailed from time-to-time in the Registrant’s Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10-K for the year ended December 28, 2003 and the Registrant’s quarterly reports on Form 10-Q. Future results may differ materially from those previously reported. The Registrant does not intend to update the information contained in this Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2004

SanDisk Corporation
By:	/s/ JUDY BRUNER
	Name:	Judy Bruner
	Title:	Chief Financial Officer and Executive Vice President, Administration (Principal Financial and Accounting Officer)